Exhibit 99.1

SYSCO REPORTS STRONG LOCAL CASE AND OPERATING INCOME GROWTH

AND DELIVERS DILUTED EPS OF $0.48

Continued gross margin expansion and solid expense management mitigates deflation and currency translation pressure

HOUSTON, February 1, 2016 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 26, 2015.¹

Second Quarter Fiscal 2016 Highlights²

•	Sales increased 0.6% to $12.2 billion;

•	Gross profit increased 3.4% to $2.2 billion; gross margin increased 50 basis points to 17.75%;

•	Adjusted operating income increased 10.2% to $437 million; and

•	Adjusted Earnings Per Share (EPS), including a one-time $0.03 benefit from resolving certain tax contingencies, increased $0.07 to $0.48.

First Half Fiscal 2016 Highlights²

•	Sales increased 0.8% to $24.7 billion;

•	Gross profit increased 2.8% to $4.4 billion; gross margin increased 36 basis points to 17.78%;

•	Adjusted operating income increased 4.2% to $943 million; and

•	Adjusted Earnings Per Share (EPS), including a one-time $0.03 benefit from resolving certain tax contingencies, increased $0.07 to $1.00.

“I am very pleased with our second quarter results,” said Bill DeLaney, Sysco chief executive officer. “We achieved strong local case growth, while managing gross margins well and also containing operating expense growth. Through the first six-months of the year, we are on-track to achieve our financial objectives for the first year of our three-year plan.”

¹	Financial comparisons presented in this release are compared to the same period in the prior year. Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring and merger-related costs. A reconciliation of non-GAAP measures is included in this release.
²	On a GAAP basis, operating income was $433 million for the second quarter, an increase of 37.1% from the prior year, and $926 million for the first half, an increase of 18.6% from the prior year. Diluted EPS was $0.48 for the second quarter, an increase of 77.8% from the prior year, and $0.88 for the first half, an increase of 21% from the prior year.

Second Quarter Fiscal 2016 Summary

Sales for the second quarter were $12.2 billion, an increase of 0.6% compared to the same period last year. Overall food cost deflation was 1.2% (1.9% in U.S. Broadline), as measured by the estimated change in Sysco’s product costs, with deflation in the meat, poultry, dairy and seafood categories partially offset by modest inflation in other categories. In addition, sales from acquisitions completed within the last 12 months increased sales by 0.4%, and the impact of changes in foreign exchange rates decreased sales by 1.7%. Case volume for the Company’s U.S. Broadline operations grew 3.9% during the quarter. Local case growth within U.S. Broadline operations grew 3.0%. Gross profit was $2.2 billion, an increase of 3.4% compared to the same period last year. Gross margin increased 50 basis points to 17.75%.

Non-GAAP Operating Income, Net Earnings and EPS

Adjusted operating expenses increased $31 million, or 1.8%, compared to the same period last year, due mainly to higher case volume-related expenses and planned business technology investments. Adjusted operating income was $437 million, an increase of $41 million, or 10.2%, compared to the same period last year. Interest expense was $47 million, an increase of $22 million compared to the same period last year, reflecting the increased debt used primarily to fund the Company’s accelerated share repurchase program. Adjusted net earnings, which include a $21 million or $0.03 per share tax benefit related to the favorable resolution of certain tax contingencies, were $275 million, an increase of $31 million, or 12.6%, compared to the same period last year. Adjusted diluted EPS was $0.48, which was 17.1% higher compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS

Operating expenses decreased $45 million, or 2.6%, compared to the same period last year, due mainly to a lower merger-related expenses, partially offset by higher case volume-related expenses and planned business technology investments. Operating income was $433 million, an increase of $117 million, or 37.1%, compared to the same period last year. Interest expense was $47 million, a decrease of $30 million compared to the same period last year. Net earnings were $272 million, an increase of $114 million, or 72.4%, compared to the same period last year. Diluted EPS was $0.48, which was 77.8% higher compared to the same period last year.

First Half Fiscal 2016 Summary

Sales for the first half of fiscal 2016 were $24.7 billion, an increase of 0.8% compared to the same period last year. Overall food cost deflation was 0.7% (1.5% in U.S. Broadline), as measured by the estimated change in Sysco’s product costs, with deflation in the meat, poultry, dairy and seafood categories partially offset by modest inflation in other categories. In addition, sales from acquisitions completed within the last 12 months increased sales by 0.4%, and the impact of changes in foreign exchange rates decreased sales by 1.8%. Case volume for the company’s U.S. Broadline operations grew 3.6% during the first half. Local case growth within U.S. Broadline operations grew 2.5%. Gross profit was $4.4 billion, an increase of 2.8% compared to the same period last year. Gross margin increased 36 basis points to 17.78%.

Non-GAAP Operating Income, Net Earnings and EPS

Adjusted operating expenses increased $83 million, or 2.5%, compared to the same period last year, due mainly to higher case volume-related expenses, planned business technology investments and incentive accruals. Adjusted operating income was $943 million, an increase of $38 million, or 4.2%, compared to the same period last year. Adjusted interest expense was $79 million, an increase of $27 million compared to the same period last year, reflecting the increased debt used primarily to fund the Company’s accelerated share repurchase program. Adjusted net earnings were $587 million, an increase of $33 million, or 6.1%, compared to the same period last year. Adjusted diluted EPS was $1.00, which was 7.5% higher compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS

Operating expenses decreased $24 million, or 0.7%, compared to the same period last year, due mainly to lower merger-related expenses, partially offset partially offset by higher case volume-related expenses, planned business technology investments and incentive accruals. Operating income was $926 million, an increase of $145 million, or 18.6%, compared to the same period last year. Interest expense was $174 million, an increase of $66 million compared to the same period last year. Net earnings were $517 million, an increase of $80 million, or 18.3%, compared to the same period last year. Diluted EPS was $0.88, which was 20.5% higher compared to the same period last year.

Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $237 million for the first half of fiscal 2016. Cash flow from operations was $469 million for the first half of fiscal 2016, which was $16 million higher compared to the same period last year. Free cash flow was $231 million, which was $75 million higher compared to the same period last year.

Conference Call & Webcast

Sysco’s second quarter fiscal 2016 earnings conference call will be held on Monday, February 1, 2016, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation will be available online at investors.sysco.com.

For purposes of public disclosure, Sysco plans to use the investor relations portion of its website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. As a result, a live webcast of the call, a copy of this press release and a slide presentation, will be available online at investors.sysco.com. We encourage investors to consult that section of our website, or our investor relations app, regularly for important information about us.

	13-Week Period Ended		26-Week Period Ended
	December 26, 2015	Change	December 26, 2015	Change
Financial Comparison
Sales:	$12.2 billion	0.6%	$24.7 billion	0.8%
Real Growth (non-gaap)³	3.0%	130bps	2.9%	130bps
Food Cost Inflation	-1.2%	-720bps	-0.7%	-610bps
Acquisitions	0.4%	-40bps	0.4%	-30bps
Impact of Foreign Exchange Rate Translation	-1.7%	-80bps	-1.8%	-110bps
Gross Profit:	$2.2 billion	3.4%	$4.4 billion	2.8%
Gross Margin	17.75%	+50bps	17.78%	+36bps
Non-GAAP³:
Operating Expenses	$1.7 billion	1.8%	$3.5 billion	2.5%
Operating Income	$437 million	10.2%	$943 million	4.2%
Operating Margin	3.59%	31bps	3.82%	13bps
Net Income	$275 million	12.6%	$587 million	6.1%
Diluted Earnings Per Share	$0.48	17.1%	$1.00	7.5%
GAAP:
Operating Expenses	$1.7 billion	-2.6%	$3.5 billion	-0.7%
Certain Items	$4 million	-94.7%	$17 million	-86.1%
Operating Income	$433 million	37.1%	$926 million	18.6%
Operating Margin	3.56%	+95bps	3.75%	+57bps
Net Earnings	$272 million	72.4%	$517 million	18.3%
Diluted Earnings Per Share	$0.48	77.8%	$0.88	20.5%
Dividends Paid Per Share	$0.31	3.3%	$0.61	3.4%
Business Highlights
Total Sales:	$12.2 billion	0.6%	$24.7 billion	0.8%
Broadline	$9.6 billion	0.6%	$19.6 billion	0.6%
SYGMA	$1.5 billion	-3.4%	$3.0 billion	-4.8%
Other	$1.4 billion	10.9%	$2.8 billion	10.1%
Intersegment	($407) million	24.4%	($685) million	5.9%
Case Growth:
Total Broadline	3.4%	30bps	3.4%	50bps
Local	2.9%	110bps	2.8%	100bps
U.S. Broadline	3.9%	40 bps	3.6%	60 bps
Local	3.0%	150 bps	2.5%	100 bps
Sysco Brand Sales:
U.S. Broadline	36.52%	-19bps	36.80%	-2bps
Local	43.55%	43bps	43.66%	57bps

Note:

³	A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For fiscal year 2015 that ended June 27, 2015, the company generated sales of more than $48 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the second quarter of fiscal 2016 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to our three-year financial objectives, including targets for adjusted operating income and adjusted ROIC, and the key levers for realizing these goals, expectations regarding revenue management, expense management and our digital e-commerce strategy, expectations regarding food cost deflation and currency translation, expectations regarding restructuring charges, expectations regarding tax rates, and expectations regarding capital expenditures. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the accounting treatment of any acquisitions may change based on management’s subjective evaluation. Expectations regarding share repurchases are subject to various factors beyond management’s control, including fluctuations in the stock market, and decisions regarding share repurchases are subject to change based on management’s subjective evaluation of the Company’s needs. Expectations regarding tax rates are also subject to various factors beyond management’s control. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 27, 2015, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 26, 2015	Dec. 27, 2014	Dec. 26, 2015	Dec. 27, 2014
Sales	$12,153,626	$12,087,074	$24,716,237	$24,532,155
Cost of sales	9,996,812	10,001,937	20,321,428	20,258,301

Gross profit	2,156,814	2,085,137	4,394,809	4,273,854
Operating expenses	1,724,231	1,769,691	3,468,752	3,492,795

Operating income	432,583	315,446	926,057	781,059
Interest expense	47,235	77,042	174,142	107,976
Other expense (income), net	(7,764)	2,207	(23,004)	19

Earnings before income taxes	393,112	236,197	774,919	673,064
Income taxes	120,713	78,218	258,100	236,272

Net earnings	$272,399	$157,979	$516,819	$436,792

Net earnings:
Basic earnings per share	$0.48	$0.27	$0.89	$0.74
Diluted earnings per share	0.48	0.27	0.88	0.73
Average shares outstanding	566,881,538	590,723,351	581,790,230	589,499,802
Diluted shares outstanding	571,452,124	595,911,680	586,121,013	594,610,315
Dividends declared per common share	$0.31	$0.30	$0.61	$0.59

- more -

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Dec. 26, 2015	June 27, 2015	Dec. 27, 2014
ASSETS
Current assets
Cash and cash equivalents	$595,602	$5,130,044	$4,907,677
Accounts and notes receivable, less allowances of $57,631, $41,720 and $68,427	3,353,453	3,353,381	3,529,997
Inventories	2,736,382	2,691,823	2,791,813
Deferred income taxes	—	135,254	140,456
Prepaid expenses and other current assets	83,263	93,039	76,682
Prepaid income taxes	10,326	90,763	10,279

Total current assets	6,779,026	11,494,304	11,456,904
Plant and equipment at cost, less depreciation	3,936,612	3,982,143	4,002,932
Other assets
Goodwill	1,977,921	1,959,817	1,966,547
Intangibles, less amortization	163,089	154,809	168,446
Restricted cash	—	168,274	165,465
Other assets	232,820	229,934	169,515

Total other assets	2,373,830	2,512,834	2,469,973

Total assets	$13,089,468	$17,989,281	$17,929,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$83,037	$70,751	$76,876
Accounts payable	2,710,469	2,881,953	2,797,947
Accrued expenses	1,071,632	1,467,610	1,100,239
Current maturities of long-term debt	7,076	4,979,301	310,891

Total current liabilities	3,872,214	9,399,615	4,285,953
Other liabilities
Long-term debt	4,265,857	2,271,825	7,208,252
Deferred income taxes	111,822	81,591	117,353
Other long-term liabilities	852,655	934,722	940,349

Total other liabilities	5,230,334	3,288,138	8,265,954
Commitments and contingencies
Noncontrolling interest	45,493	41,304	34,942
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,022,816	1,213,999	1,181,918
Retained earnings	8,922,498	8,751,985	8,858,831
Accumulated other comprehensive loss	(1,045,177)	(923,197)	(828,656)
Treasury stock at cost, 198,552,842, 170,857,231 and 174,109,675 shares	(5,723,885)	(4,547,738)	(4,634,308)

Total shareholders’ equity	3,941,427	5,260,224	5,342,960

Total liabilities and shareholders’ equity	$13,089,468	$17,989,281	$17,929,809

- more -

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	26-Week Period Ended
	Dec. 26, 2015	Dec. 27, 2014
Cash flows from operating activities:
Net earnings	$516,819	$436,792
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	44,045	44,460
Depreciation and amortization	281,400	274,655
Amortization of debt issuance and other debt-related costs	13,637	20,144
Loss on extinguishment of debt	86,460	—
Deferred income taxes	153,423	6,804
Provision for losses on receivables	10,093	9,414
Other non-cash items	(15,468)	(2,359)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(50,853)	(181,877)
(Increase) in inventories	(69,370)	(214,111)
Decrease in prepaid expenses and other current assets	9,812	6,537
(Decrease) in accounts payable	(140,499)	(7,450)
(Decrease) increase in accrued expenses	(388,667)	78,438
Increase in accrued income taxes	92,638	40,220
(Increase) decrease in other assets	(9,556)	16,072
(Decrease) in other long-term liabilities	(52,942)	(67,438)
Excess tax benefits from share-based compensation arrangements	(12,091)	(7,863)

Net cash provided by operating activities	468,881	452,438

Cash flows from investing activities:
Additions to plant and equipment	(248,233)	(298,068)
Proceeds from sales of plant and equipment	10,827	2,130
Acquisition of businesses, net of cash acquired	(98,154)	(29,177)
Decrease (increase) in restricted cash	168,274	(20,053)

Net cash used for investing activities	(167,286)	(345,168)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	—	(129,999)
Other debt borrowings	2,012,353	5,008,502
Other debt repayments	(19,155)	(21,618)
Redemption of senior notes	(5,050,000)	—
Debt issuance costs	(20,881)	(30,980)
Cash paid for settlement of cash flow hedge	(6,134)	(188,840)
Cash received from the termination of interest rate swap agreements	14,496	—
Proceeds from stock option exercises	131,969	122,492
Accelerated share and treasury stock purchases	(1,521,638)	—
Dividends paid	(348,436)	(340,654)
Excess tax benefits from share-based compensation arrangements	12,091	7,863

Net cash (used for) provided by financing activities	(4,795,335)	4,426,766

Effect of exchange rates on cash	(40,702)	(39,405)

Net (decrease) increase in cash and cash equivalents	(4,534,442)	4,494,631
Cash and cash equivalents at beginning of period	5,130,044	413,046

Cash and cash equivalents at end of period	$595,602	$4,907,677

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$106,600	$73,756
Income taxes	33,156	189,538

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include restructuring costs (consisting of severance charges, facility closure charges and professional fees incurred related to our three-year financial objectives), merger and integration planning, and termination costs in connection with the merger that had been proposed with US Foods, Inc. (US Foods), and US Foods related financing costs. These fiscal 2016 and fiscal 2015 items are collectively referred to as “Certain Items”. Management believes that adjusting its operating expenses, operating income, operating margin as a percentage of sales, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week Period Ended Dec. 26, 2015	13-Week Period Ended Dec. 27, 2014	13-Week Period Change in Dollars	13-Week Period % Change
Sales	$12,153,626	$12,087,074	$66,552	0.6%
Operating expenses (GAAP)	$1,724,231	$1,769,691	$(45,460)	-2.6%
Impact of restructuring cost	(4,281)	(2,790)	(1,491)	53.4
Impact of US Foods merger and integration planning costs	—	(78,019)	78,019	NM

Operating expenses adjusted for certain items (Non-GAAP)	$1,719,950	$1,688,882	$31,068	1.8%
Operating income (GAAP)	$432,583	$315,446	$117,137	37.1%
Impact of restructuring cost	4,281	2,790	1,491	53.4
Impact of US Foods merger and integration planning costs	—	78,019	(78,019)	NM

Operating income adjusted for certain items (Non-GAAP)	$436,864	$396,255	$40,609	10.2%
Operating margin (GAAP)	3.56%	2.61%	0.95%	36.4%
Operating margin (Non-GAAP)	3.59%	3.28%	0.32%	9.6%
Interest expense (GAAP)	$47,235	$77,042	$(29,807)	-38.7%
Impact of US Foods financing costs	—	(52,057)	52,057	NM

Adjusted interest expense (Non-GAAP)	$47,235	$24,985	$22,250	89.1%
Net earnings (GAAP) (1)	$272,399	$157,979	$114,420	72.4%
Impact of restructuring cost (net of tax)	2,966	1,819	1,147	63.1
Impact of US Foods merger and integration planning costs (net of tax)	—	50,876	(50,876)	NM
Impact of US Foods Financing Costs (net of tax)	—	33,946	(33,946)	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$275,365	$244,620	$30,745	12.6%
Diluted earnings per share (GAAP) (1)	$0.48	$0.27	$0.21	77.8%
Impact of restructuring cost	0.01	—	0.01	NM
Impact of US Foods merger and integration planning costs	—	0.09	(0.09)	NM
Impact of US Foods Financing Costs	—	0.06	(0.06)	NM

Diluted EPS adjusted for certain items (Non-GAAP) (1) (2)	$0.48	$0.41	$0.07	17.1%
Diluted shares outstanding	571,452,124	595,911,680

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. The tax impact of adjustments for Certain Items was $1,315 and $46,224 for the 13-week periods ended December 26, 2015 and December 27, 2014, respectively. Amounts are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended Dec. 26, 2015	26-Week Period Ended Dec. 27, 2014	26-Week Period Change in Dollars	26-Week Period % Change
Sales	$24,716,237	$24,532,155	$184,082	0.8%
Operating expenses (GAAP)	$3,468,752	$3,492,795	$(24,043)	-0.7%
Impact of restructuring cost	(7,470)	(5,745)	(1,725)	30.0
Impact of US Foods merger and integration planning costs	(9,816)	(118,499)	108,683	-91.7

Operating expenses adjusted for certain items (Non-GAAP)	$3,451,466	$3,368,551	$82,915	2.5%
Operating income (GAAP)	$926,057	$781,059	$144,998	18.6%
Impact of restructuring cost	7,470	5,745	1,725	30.0
Impact of US Foods merger and integration planning costs	9,816	118,499	(108,683)	-91.7

Operating income adjusted for certain items (Non-GAAP)	$943,343	$905,303	$38,040	4.2%
Operating margin (GAAP)	3.75%	3.18%	0.56%	17.7%
Operating margin (Non-GAAP)	3.82%	3.69%	0.13%	3.4%
Interest expense (GAAP)	$174,142	$107,976	$66,166	61.3%
Impact of US Foods financing costs	(94,835)	(55,761)	(39,074)	70.1

Adjusted interest expense (Non-GAAP)	$79,307	$52,215	$27,092	51.9%
Net earnings (GAAP) (1)	$516,819	$436,792	$80,027	18.3%
Impact of restructuring cost (net of tax)	4,683	3,729	954	25.6
Impact of US Foods merger and integration planning costs (net of tax)	6,154	76,901	(70,747)	-92.0
Impact of US Foods Financing Costs (net of tax)	59,452	36,187	23,265	64.3

Net earnings adjusted for certain items (Non-GAAP) (1)	$587,108	$553,609	$33,499	6.1%
Diluted earnings per share (GAAP) (1)	$0.88	$0.73	$0.15	20.5%
Impact of restructuring cost	0.01	—	0.01	NM
Impact of US Foods merger and integration planning costs	0.01	0.13	(0.12)	-92.3
Impact of US Foods Financing Costs	0.10	0.06	0.04	66.7

Diluted EPS adjusted for certain items (Non-GAAP) (1) (2)	$1.00	$0.93	$0.07	7.5%
Diluted shares outstanding	586,121,013	594,610,315

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. The tax impact of adjustments for Certain Items was $41,832 and $63,189 for the 26-week periods ended December 26, 2015 and December 27, 2014, respectively. Amounts are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented are reconciled to net cash provided by operating activities.

	26-Week Period Ended Dec 26, 2015	26-Week Period Ended Dec 27, 2014	26-Week Period Change in Dollars	26-Week Period % Change
Net cash provided by operating activities (GAAP)	$468,881	$452,438	$16,443	3.6%
Additions to plant and equipment	(248,233)	(298,068)	49,835	16.7
Proceeds from sales of plant and equipment	10,827	2,130	8,697	408.3

Free Cash Flow (Non-GAAP)	$231,475	$156,500	$74,975	47.9%

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Real Growth

Real growth represents our sales growth after removing the impact of food cost inflation / deflation, sales from acquisitions that occurred within the last 12 months and the impact of foreign exchange rate translation. Sysco considers real growth to be a performance measure that provides useful information to management and investors about the amount of sales growth organically generated. Real growth is a commonly used metric within the food-away-from-home industry. The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s sales growth for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the components of real growth noted above.

	13-Week Period Ended Dec 26, 2015	13-Week Period Ended Dec 27, 2014	26-Week Period Ended Dec 26, 2015	26-Week Period Ended Dec 27, 2014
Sales Growth (GAAP)	0.6%	7.6%	0.8%	6.9%
Less:
Food cost inflation (deflation)	-1.2	6.0	-0.7	5.4
Acquisitions	0.4	0.1	0.4	0.7
Impact of foreign exchange rate translation	-1.7	-0.9	-1.8	-0.7

Real Growth (Non-GAAP) (1)	3.0%	1.7%	2.9%	1.6%

(1)	Individual components of real growth may not add to the total presented due to rounding.